                                  EXHIBIT 10.66


           PURCHASE AND SALE AGREEMENT FOR THE EXPERIAN/TRW BUILDINGS

                           PURCHASE AND SALE AGREEMENT



                         ALLEN OFFICE INVESTMENT LIMITED
                               PARTNERSHIP, SELLER



                                       and




                           WELLS CAPITAL, INC., BUYER

                                    INDEX TO

                           PURCHASE AND SALE AGREEMENT

1.   Property Included in Sale ...........................................    1

2.   Purchase Price/Remedies .............................................    2

3.   Title to the Property ...............................................    3

4.   Buyer's Due Diligence ...............................................    3

5.   Buyer's Conditions to Closing .......................................    6

6.   Seller's Conditions to Closing ......................................    7

7.   The Closing .........................................................    8

8.   Representations and Warranties ......................................   11

9.   Condition of Property ...............................................   13

10.  Possession ..........................................................   15

11.  Tax-Deferred Exchange ...............................................   15

12.  Seller's Covenants ..................................................   15

13.  Miscellaneous .......................................................   16

EXHIBITS
--------

A        Legal
B        Existing Reports
C        Non-Foreign Certification
D        Notice to Tenant
E        Deed
F        Assignment and Assumption of Lessor's Interest in Leases
G        Bill of Sale
H        ADD General Assignment of Intangibles
I        Assignment and Assumption of Real Estate Purchase and Sale Agreement
J        Due Diligence Checklist
K        Credit Tenant Estoppel
L        Pending Litigation

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), is made as of the 18th day of March, 2002, (the "Agreement Date") by and between ALLEN OFFICE INVESTMENT LIMITED PARTNERSHIP, a Texas limited partnership, herein referred to as "Seller" and WELLS CAPITAL, INC., a Georgia corporation, herein referred to as "Buyer."

                                R E C I T A L S:

     WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property, and Buyer desires to purchase said real, personal and intangible property on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller hereby agree as follows:

     1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

          (a) that certain tract or parcel of land located in Collin County, Texas commonly known as 601 Experian Parkway, Allen, Texas, and more particularly described in Exhibit A attached hereto (the "Land"), together with Seller's interest in all rights, privileges and easements appurtenant to the Land, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment thereof (all such items, together with the Land, the "Real Property");

          (b) The building(s) (if one or more than one, the "Building"), all other improvements and fixtures located on the Real Property, and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property (except such apparatus, equipment and appliances owned by the Credit Tenant under the Credit Lease (both defined below) (all of which are collectively referred to as the "Improvements");

          (c) Any tangible or intangible personal property, if any, owned by Seller and used in the ownership, use and operation of the Real Property and Improvements (the "Personal Property");

          (d) all of Seller's rights under all permits and licenses, zoning approvals, certificates of occupancy, warranties, lien waivers, contracts, utility arrangements and other documents and agreements relating to the development, construction, ownership, operation and occupancy of the Property (collectively as the "Intangible Property"); and

          (e) any contract or lease rights, or other rights relating to the ownership, use and operation of the Real Property including, but not limited to, that certain Lease Agreement with Experian Information Solutions, Inc., an Ohio corporation, successor-in-interest to TRW, Inc., an Ohio corporation ("Credit Tenant") dated as of April 15, 1993, and Lease Amendment dated March 10, 1995, and Assignment of Tenant's Interest in Lease (undated) (collectively, the "Credit Lease").

          All of the items referred to in subparagraphs (a), (b), (c), (d) and
(e) above are hereinafter collectively referred to as the "Property."

     2.   Purchase Price/Remedies.

          (a) The total purchase price (the "Purchase Price") for the Property is Thirty-Five Million Three Hundred Fifty Thousand Dollars ($35,350,000.00). The Purchase Price (subject to adjustments and prorations as contemplated hereby) will be paid by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system to First American Title Insurance Company, Attn: Mary Lou Kennedy, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602 (telephone: 312/917-7202; fax: 312/553-0480) (the "Title
Company") at Closing.

          (b) Within three (3) business days of the Agreement Date, Buyer shall deposit into escrow with the Title Company the sum of $350,000.00 as the earnest money deposit (the "Deposit"). Any interest earned by the Deposit shall be considered part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing or otherwise as specified in paragraphs 2(c) or (d) below, as applicable.

          (c) In the event Buyer should fail to consummate this Agreement for any reason except Seller's default or the termination of this Agreement by Buyer or Seller pursuant to a right to do so under the terms and provisions hereof, then Seller, as its sole and exclusive remedy, may terminate this Agreement by notifying Buyer thereof and receive the Deposit as liquidated damages and not as a penalty. Buyer and Seller hereby agree that Seller will be damaged by the failure of Buyer to consummate this Agreement except for the reasons stated above. Therefore, Seller and Buyer hereby agree (i) that the Seller shall be released from its obligations hereunder, except as otherwise provided in paragraph 13(b), and the Deposit shall represent and be liquidated damages payable to Seller in such event as a fair and reasonable sum to recompense Seller in light of Seller's removal of the Property from the market and the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain and (ii) that such liquidated damages shall constitute Seller's sole and exclusive remedy for a default by Buyer hereunder. Upon any such termination, except as otherwise specifically provided in paragraphs 4 and 13(b) hereof, neither Seller nor Buyer shall thereafter have any further rights or obligations under this Agreement.

          (d) In the event that Seller shall fail to consummate this Agreement for any reason, except Buyer's default or a termination of this Agreement by Buyer or Seller pursuant to a right to do so under the provisions hereof, Buyer, as its sole remedy, may either (I) terminate this

Agreement and receive a refund of the Deposit and in the event of such termination neither party shall have any further rights of obligation hereunder except as otherwise specifically provided in paragraphs 4 and 13(b) hereof or
(ii) enforce an action against Seller for specific performance; provided that if the remedy of specific performance is unavailable, then in addition to the return of the Deposit to Buyer, Buyer shall also be entitled to receive reimbursement of its out-of-pocket costs, as evidenced by appropriate supporting documentation, not to exceed $50,000.00. Except as otherwise specifically provided in the preceding sentence, Seller shall not be liable to Buyer for any actual, punitive, speculative, consequential or other damages.

     3. Title to the Property. At the Closing, Seller shall convey to Buyer and Buyer shall accept marketable and insurable fee simple title to the Real Property, all rights, privileges and easements appurtenant thereto, and to the Improvements, by duly executed and acknowledged Special Warranty Deed in the form attached hereto as Exhibit E (the "Deed"). Evidence of delivery of insurable fee simple title shall be the issuance of a current TLTA Owner's Policy of Title Insurance (the "Title Policy"), in the full amount of the Purchase Price, in form and substance acceptable to Buyer in accordance herewith, by the Title Company, insuring fee simple title to the Real Property, Improvements, and appurtenant rights, privileges and easements, in the Buyer.

     4. Buyer's Due Diligence. Buyer shall be allowed to conduct the following due diligence prior to purchasing the Property:

          (a) Buyer's review of title to the Property as shown on an existing title policy and updated title commitment (the "Title Commitment") from the Title Company, showing fee simple title to the Property in Seller and committing to issue to Buyer the owner's title policy called for under paragraph 5(f) of this Agreement, such Title Commitment to specify all easements, liens, encumbrances, restrictions, conditions or covenants with respect to the Property; and including copies of all documents referred to as exceptions to title in the Title Commitment and an existing as-built survey showing the location of all improvements and recorded easements on the Property (the "Survey"), all of which shall be delivered by Seller with the other Due Diligence Items. Within ten (10) business days after Buyer's receipt of the Title Commitment and Survey (the "Title Documents"), Buyer may approve or disapprove (in its sole and absolute discretion) the Title Documents for the Property by delivering written notice to Seller ("Buyer's Title Notice") specifying each title defect or matter for which Buyer is requesting a cure by Seller ("Title Defect"). If Buyer fails to deliver Buyer's Title Notice to Seller within the time period specified above, there shall be a conclusive presumption that Buyer has disapproved the Title Documents and this Agreement shall be terminated except as otherwise provided in paragraphs 4 and 13(b). Within five (5) business days after receiving Buyer's Title Notice, Seller shall deliver to Buyer written notice ("Seller's Title Notice") of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer's satisfaction by the Closing Date. Seller's failure to deliver Seller's Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller's election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements. If Seller elects not to eliminate or cure any Title Defects other than the Monetary Objections (which Seller shall be obligated to cure and satisfy), the Buyer shall have the right, by written notice delivered to Seller within five (5) business days of

Seller's Title Notice to either (i) waive its prior notice as to the Title Defects which Seller has elected not to cure, or (ii) terminate this Agreement as provided later in this section.

          Notwithstanding anything to the contrary contained in subsection 4(a)above, Seller shall be obligated to cure and/or satisfy or cause to be deleted as an exception to title: (x) any of the following exceptions and encumbrances to the title to the Property as may be disclosed by the Title Commitment, all of which shall be referred to herein as "Monetary Objections": any deed of trust, mortgage, or other security title, assignment of leases, negative pledge, financing statement or similar security instrument encumbering all or any portion of the Property put on the Property by Seller.

          Buyer shall order an updated Survey promptly upon execution of this agreement. If the updated Survey is not delivered prior to the Approval Date, then Buyer shall have an additional five (5) days after receipt of the updated survey to provide Buyer's Title Notice and the Approval Date shall be extended for this purpose solely as to the review of title and Survey, but not as to any other Due Diligence Items.

          (b)  Buyer's review of the Credit Lease.

          (c) Buyer's review of all environmental reports prepared for Seller described in Exhibit B and any other environmental, engineering or structural reports, if any, currently in the possession of Seller listed as in Exhibit J hereto ("Existing Reports"). Seller is providing the Existing Reports to Buyer for informational purposes only and Buyer shall not rely on such reports in determining whether to purchase the Property. In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return Existing Reports to Seller.

          (d) existing surveys, plans and specifications of the Building or other Improvements, in Seller's possession.

          (e) copies of warranties for services and materials provided to the Property, in Seller's possession.

          (f) copies of licenses, permits, including, specifically, the certificates of occupancy for the Building and Credit Tenant space, in Seller's possession.

          (g) a copy of the Ad Valorem Tax Abatement and the Sales Tax Abatement and Joinder to the Ad Valorem Tax Abatement and the Sales Tax Abatement identified as an "Operative Document" in the Tax Indemnity Agreement attached as Exhibit C to the Assignment of Tenant's Interest in Lease (to the Credit Lease) dated March 10, 1996.

          The items listed on Exhibit J and those items referred to above in subparagraphs 4(a)-(g) and any other items provided by Seller to Buyer before or after the Delivery Date as hereinafter defined, shall be collectively referred to as the "Due Diligence Items." Seller agrees to provide the Due Diligence Items on a date (the "Delivery Date") which is within five (5) business days after the Agreement Date. Buyer acknowledges that the Credit Lease, as amended, and the Environmental Indemnity were delivered prior to the Agreement Date.

          (h) Buyer's review of the physical and environmental characteristics and condition of the Property. Subject to the terms of the Credit Lease, Seller shall provide Buyer, its agents, representatives, consultants, contractors and employees access to the Property following the Agreement Date for the purpose of performing, at Buyer's sole cost and expense, non-invasive studies, physical inspections, investigations and tests on the Property (the "Tests") provided that no such tests shall be conducted without at least two (2) business days prior written notice to Seller and as to any Tests which are invasive in nature, Seller's prior written approval of such Tests. Buyer's access is further conditioned on Buyer providing Seller with certificates of insurance listing Seller as an additional insured on all applicable insurance policies evidencing that Buyer's agents or contractors performing said Tests have insurance in types and amounts satisfactory to Seller as determined by Seller in its reasonable discretion. Limits shall be deemed reasonable if amounts are at least:

                    Type                              Limits

     Worker's Compensation Employer's Liability       $ Statutory

     General Liability                                $1,000,000/occurrence
                                                      $1,000,000/aggregate

     Automobile Liability                             $1,000,000/occurrence
                                                      $1,000,000/aggregate

     Professional Liability                           $1,000,000/occurrence
                                                      $1,000,000/aggregate

     Pollution Liability                              $1,000,000/occurrence
                                                      $1,000,000/aggregate

Buyer shall be required to conduct such Tests in a manner as to not unreasonably disturb or interfere with the current use of the Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to substantially the condition it was in immediately prior to such Tests, including, but not limited to the prompt removal of anything placed on the Property in connection with such Tests.

BUYER SHALL INDEMNIFY, DEFEND (WITH COUNSEL REASONABLY SATISFACTORY TO SELLER), PROTECT, AND HOLD SELLER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, COST, DAMAGE, OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND COSTS ACTUALLY INCURRED, BUT SPECIFICALLY EXCLUDING ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES) WHICH SELLER SUSTAINS OR INCURS BY REASON OF OR IN CONNECTION WITH ANY TESTS

MADE BY BUYER OR BUYER'S AGENTS OR CONTRACTORS RELATING TO OR IN CONNECTION WITH THE PROPERTY, OR ENTRIES BY BUYER OR ITS AGENTS OR CONTRACTORS ONTO THE PROPERTY. Notwithstanding any provision to the contrary in this Agreement, the aforesaid indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or any transfer pursuant to this Agreement for a period of one year. Provided, however, Buyer shall not be liable for any losses or liabilities resulting from Buyer's investigations uncovering the existence of any environmental contamination or any other defects or conditions that adversely impact the Property, except to the extent that Buyer's investigations exacerbate such conditions.

          Seller agrees that in the event Buyer determines (such determination to be made in Buyer's sole and absolute discretion) that the Property is not suitable for its purposes, Buyer shall have the right to terminate this Agreement by giving written notice thereof to Seller on or before 5:00 p.m. Central Time on the date which is thirty (30) days following the later of (a) the Agreement Date, or (b) the Delivery Date (the "Approval Date"). If Buyer disapproves any of the Due Diligence Items or the physical and environmental condition of the Property or otherwise determines in its sole discretion that the Property is unsuitable for any reason, by providing Seller with written notice, this Agreement shall terminate without any liability on the part of either party, except as otherwise specifically provided in paragraphs 4 and 13(b) hereof. In the event of such termination, the Deposit shall be returned to Buyer and thereafter, Buyer shall return to Seller all Due Diligence Items and destroy any copies of same. If by 5:00 p.m. Central Time on the Approval Date Buyer approves of the Due Diligence Items and the physical and environmental condition of the Property by providing Seller with written notice, then this Agreement shall remain in full force and effect (subject to the terms and conditions hereof) and the Deposit shall be held and released by the Title Company or credited against the Purchase Price as provided herein. If by 5:00 p.m. Central Time on the Approval Date Buyer does not waive or deem satisfied in writing the Due Diligence Items and the physical and environmental condition of the Property, there shall be a conclusive presumption that Buyer has approved the Due Diligence Items and the physical and environmental condition of the Property, this Agreement shall remain in full force and effect, and the Deposit shall be held by the Title Company and credited to the Purchase Price or otherwise released as provided herein.

  5. Buyer's Conditions to Closing. The following conditions are conditions precedent to Buyer's obligation to purchase the Property:

      (a) In the event that, prior to Closing, the Property, or any part thereof, is destroyed or materially damaged, and such damage exceeds $500,000.00, or if condemnation proceedings are commenced against the Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case, the Deposit shall be returned to Buyer, and thereafter, the Agreement shall terminate and neither party shall have any further rights or obligations hereunder except as otherwise specifically provided in paragraphs 4 and 13(b) hereof. In the event the casualty damage to the Property is $500,000.00 or less, Buyer shall accept the Property in its then condition and proceed with the purchase with no reduction, offset or abatement of the Purchase Price; provided that if Buyer elects to accept the Property in its then condition (or is deemed to have accepted the Property), all proceeds of insurance or condemnation awards paid or payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer, together with the full amount of any deductible or if the insurance is provided by self-insurance as provided in the Credit Lease, Buyer shall receive such amount as would otherwise be available if third party insurance coverage had been provided, subject to the rights of the Credit Tenant to such proceeds or awards under the Credit Lease.

      (b) Seller shall have made all of the deliveries required to be made by Seller as set forth in Section 7(b) hereof below.

      (c) Delivery by Seller on or before Closing of a Credit Tenant estoppel certificate substantially in the form attached hereto and marked Exhibit K, dated no earlier than thirty (30) days prior to the Closing Date.

      (d) Performance by Seller as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement prior to Closing.

      (e) Delivery of the Owner's Title Policy insuring marketable fee simple title to the Buyer, in for and substance acceptable to Buyer without exception accept as approved by Buyer in accordance with paragraph 4(a) hereof;

      (f) All of Seller's representations and warranties as set forth in paragraph 8(a) below shall be true and correct and unmodified.

          In the event that the conditions set forth above in this paragraph 5 are not satisfied (and Buyer is not otherwise in default of this Agreement), Buyer may elect to terminate this Agreement or waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller. In the event of such termination, the Deposit shall be returned to Buyer and thereafter the parties shall have no further rights or obligations hereunder except as otherwise specifically provided in paragraphs 4 and 13(b) hereof; provided that if the conditions are not satisfied as a result of a default by Seller hereunder then Buyer shall be entitled to the remedies for a Seller's default as set forth in Section 2(d) hereof.

  6. Seller's Conditions to Closing. The following conditions are conditions precedent to Seller's obligation to sell the Property:

      (a) The approval of Seller's Investment Committee, which approval
Seller agrees to seek within twelve (12) business days after the Agreement Date. If for any reason Seller's Investment Committee does not approve this Agreement or the transaction contemplated herein, the Title Company shall return the Deposit to Buyer, this Agreement shall terminate and thereafter neither party shall have any further obligations or rights hereunder except as specifically otherwise provided in paragraphs 4 and 13(b) hereof.

      (b) Delivery by Buyer at Closing of the Purchase Price (adjusted as contemplated hereby) and the executed Assignment and Assumption of Leases in the form attached hereto as Exhibit F.

      (c) Performance by Buyer as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement prior to Closing.

          In the event that the conditions set forth in this paragraph 6 are not satisfied (and Seller is not otherwise in default of this Agreement) Seller may elect, at its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow in either instance by written notice to Buyer. In the event of such termination, for reasons described in (b) or (c) above, the Deposit shall be retained by Seller and shall be non-refundable to the Buyer. Also, in the event of any such termination, neither party hereto shall thereafter have any further rights or obligations hereunder except as otherwise specifically provided in paragraphs 4 and 13(b) hereof.

  7.  The Closing.

      (a) The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company within seven (7) business days after the Approval Date, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the "Closing Date"). Such date may not be extended without the prior written approval of both Seller and Buyer except that Seller, by giving Buyer notice 48 hours before the Closing Date, shall have the unilateral right to extend for a period not to exceed thirty (30) days, with prior written notice to Buyer (as the same may be extended as provided in this paragraph 7(a)), to obtain estoppels from the Credit Tenant or to cure any title defect or other matter which would entitle Buyer to terminate this Agreement. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, subject to the provisions of paragraph 2 with respect to the Deposit, and subject to the applicable escrow closing letter, return to the depositor thereof documents and instruments or funds which may have been deposited pursuant to this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

      (b) At or before the Closing, to be delivered at Closing, Seller shall deliver to the Title Company into escrow the following:

          (i) the Special Warranty Deed duly executed and acknowledged by Seller, conveying title to the Property to Buyer in the form of Exhibit E as required by paragraph 3 above;

          (ii) original or copy of the Credit Lease (and amendments thereto, if any) in Seller's actual and physical possession, and a duly executed and acknowledged Assignment and Assumption of Lease in the form attached hereto as Exhibit F;

          (iii) Seller's Non-Foreign Certification, duly executed and acknowledged by Seller in the form attached as Exhibit C;

          (iv) notice to Credit Tenant in the form attached as Exhibit D, executed by Seller;

          (v) Credit Tenant Estoppel Certificate in accordance with subparagraph 5(c) hereof;

          (vi) a Bill of Sale duly executed and acknowledged by Seller in the form attached hereto as Exhibit G;

          (vii) a General Assignment of Intangible Property and other interests, duly executed and acknowledged by Seller, in the form attached hereto as Exhibit H;

          (viii) any site plans and building drawings and specifications in the possession of Seller;

          (ix) Certificates of Occupancy, licenses, permits, guaranties, and warranties relating to the ownership, operation or maintenance of the Property in the possession of Seller (to the extent not previously been delivered);

          (x) an affidavit of Seller as may be reasonably requested by the Title Company to delete the standard exceptions and otherwise issue the Title Policy as required hereby;

          (xi) a certificate of Seller evidencing the reaffirmation of the truth and accuracy of Seller's representations, warranties, and agreements as set forth herein;

          (xii) to the extent in Seller's possession, operating statements, balance sheets and income and expense statements;

          (xiii) a settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Buyer and Seller pursuant to this Agreement; (a draft of which shall be prepared by Title Company and submitted to the parties for approval at least five (5) business days prior to Closing);

          (xiv) Such documentation as may reasonably be required by the Title Company to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered, including without limitation, a certified copy of Seller's partnership certificate or other organizational documents of any other entity comprising Seller or general partner of Seller, together with all amendments and modifications thereof, of any partnership which is a Seller or limited liability company which is a general partner of Seller, together with duly executed and delivered consents and/or certificates of the partners or members thereof, as applicable, with respect to the transactions contemplated by this Agreement; and

          (xv) any other documents, instruments or agreements called for hereunder to be delivered by Seller which have not previously been delivered.

          Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

      (c) At or before the Closing, Buyer shall deliver to escrow the following: (i) the Purchase Price (as adjusted as contemplated hereby) and (ii) any other documents, instruments or agreements called for hereunder to be delivered by Buyer which have not previously been delivered.

      (d) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

      (e) The following income and expenses shall be apportioned or credited with respect to the Property as of 12:01 on the Closing Date, with the portion thereof allocable to periods beginning as of Closing shall be credited to Buyer, or charged to Buyer, as applicable, and the portion thereof allocable to periods ending as of Closing shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses:

          (i) Rents are payable in arrears on the 15th of each month. Rents shall be prorated based on the actual number of days in the payment period for the payment made during the month of Closing. (For example, the rent received on February 15 is payment for occupancy from January 15 through February 14. If the Closing would take place on the 14th of February, the Buyer would be entitled to one day's rent with the balance going to the Seller. If the Closing would take place on the 16th of February, the Seller would get the entire payment made on February 15th and one day of rent from the March 15th payment, with the balance of the March rent paid to the Buyer.)

      (f) The closing costs incurred in this transaction shall be allocated as follows:

          (i) Buyer shall pay the cost for any new Title Policy. Buyer shall pay for any new or special endorsements to the Title Policy and any extended coverage.

          (ii) Buyer shall pay the cost of any transfer taxes and/or recording fees applicable to the sale.

          (iii) Buyer shall pay the cost of any new or updated survey, phase I environmental report, physical property condition report or appraisal required by Buyer and any other Tests.

              (iv)   Buyer shall pay for all closing and escrow costs.

              (v) Seller shall pay the Seller's Broker (as defined in paragraph 13(b) of this Agreement) as set forth herein; and the costs to cure any title defects and satisfy any Monetary Liens;

              (vi) Buyer shall pay the Buyer's Broker (as defined in paragraph 13(b) of this Agreement) as set forth herein

              (vii)  Each party shall pay its own legal fees and expenses.

       8. Representations and Warranties.

          (a) Seller hereby represents and warrants to Buyer as follows:

              (i) Seller is a limited partnership duly organized and validly existing under the laws of the State of Texas and is in good standing under the laws of the state in which the Property is located.

              (ii) All closing documents executed by Seller which are to be delivered to Buyer at the Closing are or at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.

              (iii) Except as set forth on Exhibit L, there is no pending litigation which materially affects the use and operation of the Property or Seller's ability to fulfill all of its obligations under this Agreement.

              (iv) Seller is the lessor or landlord or the successor lessor or landlord under the Credit Lease. To the Seller's knowledge, except for the Credit Lease, there are no other leases or occupancy agreements (written or oral) affecting the Property.

              (v) Seller has not received any written notification from any governmental or public authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated;

              (vi) No condemnation, assessment or similar proceedings relating to the Property are pending or to Seller's knowledge, threatened against the Property and Seller has not received any written notice from any governmental or quasi- governmental authority, agency or entity having jurisdiction over the Property that the Property is presently the subject of any condemnation, assessment or similar proceeding or charge;

       (vii) Seller (A) is not in receivership or dissolution, (B) has not admitted in writing its inability to pay its debts as they mature, (C) has not been adjudicated a bankrupt, (D) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law, or any other similar law or statute of the United States or any state, or (E) does not have any such petition described in (D) filed against Seller; (F) is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder); and

       (viii) Except for the Existing Reports, Seller has received no written notification that there are any violations of environmental statutes, ordinances or regulations affecting the Property or any environmental lien, charge, or assessment. Except for the Existing Reports, no other environmental reports or studies have been conducted by Seller with respect to the Property and no other reports are in Seller's possession.

     The foregoing representations and warranties shall be in full force and effect on the Agreement Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller as of the Closing Date, except for any material change in any of the foregoing representations or warranties or any material breach thereof that occurs and which is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing (each a "Disclosure" and collectively, the "Disclosures"), which Disclosures shall thereafter be updated by Seller prior to the Closing Date. If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect to cure such matters within twenty (20) business days after Seller's receipt of a written request from Buyer to do so, or does not agree in writing within said twenty (20) business day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transaction contemplated by this Agreement, without reduction in the Purchase Price or (b) terminate this Agreement by written notice to Seller, whereupon the Title Company shall return the Deposit to Buyer and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Such election shall be made by Buyer within five (5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or breach. Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) business days period shall conclusively be construed as Buyer's having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such thirty (30)-day period. The term "Seller's Knowledge" as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following persons: Richard Jacavino, Equities Asset Manager; Tom Bell, Equities Director; and Gary Lines, Equities Director, of Principal Capital Real Estate Investors, LLC. All covenants, agreements, representations and warranties made by Seller in this Agreement shall survive the Closing for no longer than six (6) months and written notification of any claim arising therefrom must be received in writing by Seller within such six (6) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of the Seller, with respect to all claims hereunder, shall not exceed $250,000.00. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing. Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items that could be reasonably inferred from such Due Diligence Items. Buyer further acknowledges it has a duty of investigation and inquiry in determining whether or not the Property is suitable for its purpose.

         (b) Buyer hereby represents and warrants to Seller as follows: (i) Buyer is a corporation, duly organized and validly existing under the laws of the State of Georgia and is in good standing under the laws of the State in which the Property is located; (ii) all documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject; (iii) Buyer shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity.

         (c) Seller and Buyer represent to each other that they are sophisticated investors with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer and Seller are capable of evaluating the merits and risks of an investment in the Property.

     9. Condition of Property. If Buyer does not terminate this Agreement on or before the Approval Date, Buyer will have approved the physical and environmental characteristics and condition of the Property, as well as the economic characteristics of the Property and Buyer shall waive any and all defects in the physical, environmental and economic characteristics and condition of the Property. Buyer further acknowledges that neither Seller nor any of Seller's officers or directors, nor Seller's employees, agents, representatives, or any other person or entity acting on behalf of Seller (hereafter, for the purpose of this paragraph, such persons and entities are individually and collectively referred to as the "Seller"), except as otherwise expressly provided in paragraph 8(a) herein or any of the closing documents to be delivered by Seller, have made any representation, or warranties or agreements (express or implied) by or on behalf of Seller as to any matters concerning the Property, the economic results to be obtained or predicted, or the present use thereof or the suitability for Buyer's intended use of the Property, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof. Buyer acknowledges and agrees that the Property is to be purchased, conveyed in its present condition, "as is" and that no patent or latent defect in the physical or environmental condition of the Property whether or not known or discovered, other than Buyer's rights to terminate hereunder, shall affect the rights of either party hereto. Except as otherwise provided herein or in any closing document to be delivered by Seller at Closing, any documents furnished to Buyer by Seller relating to the Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Due Diligence Items, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller. All work done, if any, by Buyer, in connection with preparing the Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer's acquiring, developing, using and/or operating the Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer. On or before the Approval Date, Buyer shall investigate any operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations. Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

       EXCEPT FOR CLAIMS OF FRAUD OR WILLFUL MISREPRESENTATION ON THE PART OF SELLER, AND EXCEPT FOR THOSE REPRESENTATIONS, WARRANTIES OR COVENANTS EXPRESSLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENT TO BE DELIVERED BY SELLER AT CLOSING, UPON CLOSING, BUYER, ON BEHALF OF ITSELF AND ITS EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS ATTORNEYS AND OTHER REPRESENTATIVES, AND EACH OF THEM, HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES AND LIABILITIES OF ANY NATURE WHATSOEVER, WHETHER ALLEGED UNDER ANY STATUTE, COMMON LAW OR OTHERWISE, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATED TO THE CONDITION, OPERATION OR ECONOMIC PERFORMANCE OF THE PROPERTY.

           By signing in the space provided below in this paragraph 9, Buyer acknowledges that it has read and understood the provisions of this paragraph 9.

                                           Buyer:  WELLS CAPITAL, INC.,
                                                   a Georgia corporation

                                                   By:  /s/ Douglas P. Williams
                                                      --------------------------
                                                            Douglas P. Williams

                                                   Its: Senior Vice President
                                                        ------------------------

           BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THOSE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENT TO BE DELIVERED BY SELLER AT CLOSING, TO THE MAXIMUM EXTENT PERMITTED BY LAW, UPON CLOSING, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" AND "WITH ALL FAULTS" CONDITION AND BASIS WITH ALL FAULTS AND

DEFECTS. IT IS UNDERSTOOD AND AGREED THAT, UPON CLOSING, IF BUYER ACCEPTS THE PROPERTY, THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY BUYER SUBJECT TO THE FOREGOING.

     10. Possession. Buyer shall have the right of possession (subject to the rights of the Credit Tenant under the Credit Lease, as tenant only and without rights or option to purchase the Property or any interest therein) on the Closing Date, provided, however, that Seller shall allow authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to satisfaction of any conditions precedent to the Closing contained herein subject to the limitations set forth in subparagraph 4(e) hereof.

     11. Tax-Deferred Exchange. Buyer and Seller agree that, at either Buyer's or Seller's sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys' and paralegal fees and reasonable attorneys and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph: (i) any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property; and, (ii) if the Buyer desires to do a reverse or parking 1031 exchange, such exchange shall be done using the "exchange first technique" whereby the relinquished property is conveyed to the facilitator or intermediary and the replacement property is conveyed to the Buyer.

     12. Seller's Covenants.  Seller hereby covenants with Buyer as follows:

         (a) Seller shall use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof.

         (b) Seller shall not amend, modify, extend or terminate the Credit Lease without the Buyer's prior consent, not to be unreasonably withheld; provided that Seller will obtain an estoppel in form and substance reasonably satisfactory to Buyer as a condition of Closing.

          (c) Subject to receipt of the Deposit by the Title Company as provided herein, Seller shall not accept offers or otherwise enter into any binding or non-binding agreement for a purchase, financing or joint venture involving the Property or any interest therein with any other person or entity and Seller shall not dispose of, convey, assign or pledge any interest in the Property or any interest therein or otherwise enter into any agreement affecting or encumbering or agreeing to dispose of, convey, assign or pledge any interest the Property or any interest therein, which agreement would be consummated prior to or otherwise the survive the Closing. In addition, Seller hereby covenants and agrees that, after the date of execution hereof and prior to the Closing, unless consented to in writing by Buyer, Seller shall keep the terms of this Agreement confidential and no press release or other public disclosure concerning this Agreement shall be made by Seller.

     13.  Miscellaneous.

          (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon receipt or refusal of receipt and to the following addresses or facsimile numbers:

          If to Seller:

          ----------------------------------------------------------------------

             Allen Office Investment Limited Partnership
             c/o Principal Capital Management, LLC
             801 Grand Avenue
             Des Moines, Iowa 50392-1360
             Attn: Gary Lines
             Fax:  5015-248-8090
             Phone: 515-247-4858

          ----------------------------------------------------------------------


             With a copy to:

             Principal Capital Management, LLC
             c/o Closing Department
             801 Grand Avenue
             Des Moines, Iowa 50392-1360
             Attn:  Donise Cannaday
             Fax:   515-247-5926
             Phone: 515-248-0425

          ----------------------------------------------------------------------

          If to Buyer:

          ----------------------------------------------------------------------

             Wells Capital, Inc.              With a copy to:
             6200 The Corners Parkway
             Suite 250                        Alston & Bird, LLP
             Atlanta, GA 30092                One Atlantic Center
             Attn:  Michael C. Berndt         1201 West Peachtree St., Atlanta,
             Fax:   770-200-8510              GA 30309-3424
             Phone: 770-449-7800              Attn: Walter W. Mitchell
                                              Fax:   404-881-7777
                                              Phone: 404-881-7790

          ----------------------------------------------------------------------

or such other address as either party may from time to time specify in writing to the other.

          (b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder's fee as a procuring cause of the sale contemplated herein, except that Seller has a separate agreement with Terrace Associates, Inc., (the "Seller's Broker") for a total commission equal to .75% of the Purchase Price, which shall be paid by Seller and Buyer has a separate agreement with Capital Development (the "Buyer's Broker") for a total commission equal to One Percent (1.00%) of the Purchase Price. In the event that any company, firm, broker, agent, commission salesperson or finder (other than Seller's Broker or Buyer's Broker, who shall respectively be paid by Seller and Buyer as hereinabove provided) perfects a claim for a commission or finder's fee based upon any such contract, dealings or communication, the party through whom the company, firm, broker, agent, commission salesperson or finder makes his claim shall indemnify the other party and be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) or any liability or damage incurred by the other party in defending against the same. No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this subparagraph (b) shall survive Closing and any termination, cancellation or rescission of this Agreement.

          (c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns, and may be assigned by Buyer to an affiliated entity provided that (i) Buyer shall remain jointly and severally liable for the obligations contained in this agreement; (ii) Buyer and any assignee, by accepting assignment of this Agreement, expressly agrees to defend and indemnify Seller from any litigation arising out of the assignment; (iii) no further assignment shall occur without the prior written consent of the Seller; (iv) written notice of the assignment, including the name of the Assignee, is provided to Seller no fewer than ten (10) business days prior to Closing; and
(v) Buyer shall provide to Seller at Closing an Assignment and Assumption of Real Estate

Purchase and Sale Agreement in the form attached hereto as Exhibit I, executed by both Buyer and Assignee.

          (d) Amendments. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

          (f) Merger of Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

          (g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees. Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.

          (h) Time of the Essence. Time is of the essence of this Agreement.

          (i) Counterparts. This Agreement may be executed in multiple counterparts via facsimile, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

          (j) Survivability. Except as otherwise provided herein, the representations, warranties and covenants contained in this Agreement shall survive the closing of the purchase and sale and shall not be deemed merged in any documentation delivered at the time of Closing, but shall remain in full force and effect.

          (k) No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction.

          (l) Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or Seller or impose any obligations on Seller or Buyer irrespective of any reliance thereon, change of position or partial performance until Seller and Buyer shall have both executed this Agreement and the Deposit shall have been received by the Title Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                               Seller:
                               ------

                            ALLEN OFFICE INVESTMENT LIMITED
                            PARTNERSHIP, a Texas limited partnership

                            By: Equity FC, Ltd., an Iowa corporation, its General Partner

                                     By:  /s/ L. S. Valentine
                                        -----------------------------------
                                     Its:     L. S. Valentine
                                         ----------------------------------
                                              Counsel and Assistant Secretary

                                     By:  /s/ Thomas R. Pospisil
                                        -----------------------------------
                                     Its:     Thomas R. Pospisil
                                         ----------------------------------
                                              Counsel and Assistant Secretary


                               Buyer:
                               -----

                               WELLS CAPITAL, INC., a Georgia corporation


                               By: /s/ Douglas P. Williams
                                  -----------------------------------------
                               Its:    Douglas P. Williams
                                   ----------------------------------------
                                       Senior Vice President

                               Buyer's Social Security Number or Tax
                               Identification Number: 58 - 1565532
                                                     ----------------------

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

BEING all that tract of land in the City of Allen, Collin County, Texas, a part of the MICHAEL SEE SURVEY, A-543, a part of the W. M. PERRIN SURVEY, A-708, a part of the RUFUS SEWELL SURVEY, A-875, and being all LOT 1 and all of Lot 2, Block 1 of the Replat of Enterprises Addition No. 1, an addition to the City of Allen as recorded in Cabinet C, Page 567, Collin County Plat Records, and being further described as follows:

BEGINNING at a 5/8 inch iron rod found at the northeast corner of said Lot 1, said point being the intersection of the south line of Intecom Drive (a 50 foot wide right-of-way) with the west line of Enterprise Boulevard (a 60 foot wide right-of-way);

THENCE along the west line of Enterprise Boulevard as follows: South 11 degrees 30 minutes 00 seconds West, at 1136.98 feet passing a 5/8 inch iron rod found at the southeast corner of said Lot 1 and the northeast corner of said Lot 2, in all a total distance of 1439.21 feet to a 5/8 inch iron rod found for corner; Southwesterly, 272.73 feet along a curve to the right which has a central angle of 60 degrees 06 minutes 02 seconds, a radius of 260.00 feet, a tangent of
150.42 feet, and whose chord bears South 41 degrees 33 minutes 01 seconds West,
260.40 feet to a 58 inch iron rod found for corner; South 71 degrees 36 minutes 02 seconds West, 664.10 feet to a 5/8 inch iron rod found at the southwest corner of said Lot 2, said point being in the east line of U.S. Highway No. 75 (a variable width right-of-way);

THENCE along the east line of U.S. Highway No. 75 as follows: North 14 degrees 03 minutes 05 seconds East, 120.00 feet to a 5/8 inch iron rod found for corner; North 14 degrees 03 minutes 00 seconds East, at 720.30 feet passing a 5/8 inch iron rod found at the northwest corner of said Lot 2 and the southwest corner of said Lot 1, in all a total distance of 1801.00 feet to a 5/8 inch iron rod found for corner; North 19 degrees 41 minutes 40 seconds East, 19.08 feet to a 5/8 inch iron rod found at the northwest corner of said Lot 1, said point being in the south line of said Intecom Drive;

THENCE South 83 degrees 49 minutes 54 seconds East, 620.60 feet along the north line of said Lot 1 and the south line of said Intecom Drive to the POINT OF BEGINNING and containing 1,155,576 square feet or 26.528 acres of land.

                                   EXHIBIT "B"

                                EXISTING REPORTS

..   Environmental - Building and Remedial Action Plan by Austin Commercial dated
    3/18/94; and
..   Asbestos - Asbestos Verification Inspection by Albert H. Halff Associates,
    Inc. dated 3/23/93.